Exhibit 99.1

                     THE JACKSONVILLE BANK OPENS 5TH BRANCH

    JACKSONVILLE, Fla., July 25 /PRNewswire-FirstCall/ -- The Jacksonville Bank, the largest publicly traded bank based in Jacksonville, Florida, is pleased to announce the grand opening of its fifth branch, located at the intersection of Gate Parkway and 9A. The bank, which occupies approximately 6,000 square feet in the three-story Ash Properties office building, features a full-service retail banking office, including a three-lane drive-thru and a drive-up automatic teller machine. In addition, the Business Banking and Residential Mortgage Departments have relocated to the new Gate Parkway branch.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020402/FLTU022LOGO )

    "The opening of the Gate Parkway branch now provides our customers and prospects the convenience they should expect from a Jacksonville community bank. Our expansion into the heart of the Southside is a continuation of our philosophy of growing aggressively, but growing the right way," said Gilbert J. Pomar, III, President and Chief Executive Officer.

    Cheryl Barie, a six-year veteran of SunTrust, anchors the new location as the office manager. "Our great visibility combined with a thriving location in this fast-paced area of Jacksonville makes this opportunity very exciting. I believe a manager should become very active in the community it serves and that's exactly what we will do."

    The Jacksonville Bank currently operates five offices in Jacksonville, Florida, and is a wholly owned subsidiary of Jacksonville Bancorp, Inc., a Jacksonville-based publicly owned corporation. Its common stock is traded under the symbol JAXB. Information about the bank and its products can be obtained by contacting the corporate headquarters at (904) 421-3040 or by visiting their web site at www.jaxbank.com.

SOURCE  The Jacksonville Bank
    -0-                             07/25/2006
    /CONTACT: Valerie A. Kendall, Executive Vice President & Chief Financial Officer of The Jacksonville Bank, +1-904-421-3051 (B), or +1-904-421-3078 (F)/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO
             http://www.newscom.com/cgi-bin/prnh/20020402/FLTU022LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.jaxbank.com/